EXHIBIT 10.1

July 30, 1996



CONFIDENTIAL

Ms. Suzanne Roper
84 Cochrane Avenue
Hastings-on-Hudson, NY 10706

Dear Suzanne:

I am delighted to extend this offer to you to join the senior management team at Hosiery Corporation of America (HCA). We have great hopes for developing our international businesses and I feel we are fortunate to have the benefit of your enthusiasm and experience.

This letter summarizes the offer of employment made to you by HCA:

  1.     Position:  Vice President, International Marketing.

  2.     Reporting Relationship:  Report to Sr. Vice President, International.

  3. Primary Responsibilities: You will work primarily on developing business plans for entering and establishing hosiery programs in Europe and Asia; to develop and implement marketing plans and strategies; for identifying, selecting and directing international, domestic or HCA resources to implement those plans, and for monitoring business plans and forecasts. Any additional responsibilities would be consistent with those generally associated with your position.

         This will include developing appropriate and, if necessary, different product strategies for each market and in coordinating efforts with the US hosiery activities.


4. Base Salary: Your total annual base salary will be $159,000, to be paid in weekly installments, and to include a $9,000 local housing allowance for as long as you maintain two households.

     You will be subject to an annual performance review, at which time you may be eligible for increases subject to corporate guidelines.

5. Bonus: You are entitled to earn a bonus of as much as 25% of your base salary, subject to attainment of specific performance criteria. These criteria are established with your supervisor at the beginning of each year.

     In 1996, you will be guaranteed this bonus of 25%, prorated over your service with the company in 1996. Bonuses are paid in the first quarter of each year.

     To be eligible to receive your bonus for the previous year, you must be employed on January 1 (or the first working day of the new year) of the year following the year for which the bonus is paid.

6. Stock Plan: You will be able to participate in the Company's Executive Stock Option Plan which will be developed by the Board following the IPO. Such a plan will be performance based and will reward you directly for your contribution to the success of the international operation.

7. Benefits: You will be entitled to the employee benefits described in the Employees Manual and the Salaried Employees Supplement. During your first five years of employment, you will be entitled to three weeks vacation with full pay and, four weeks with full pay thereafter. Vacation time shall be taken with due regard for work schedules and the business interests of the Company, and that are mutually determined to be convenient to HCA and you.

8. Company Car and Other Perquisites: You will be entitled to a company car -- currently, a Buick LeSabre, with maintenance, insurance and operating expenses paid by the Company. Future Company cars will be commensurate with those of other HCA Senior Management.

9. Confidentiality: During the term of your employment, you will have access to and become familiar with substantial amounts of proprietary and confidential information concerning the business operations of the Company, its products, marketing systems, sales information, computer systems and software, customer lists, financial and economic data and various plans for future operations (all of such information being herein referred to as the "Confidential Information"). You shall not disclose any portion of the confidential Information, directly or indirectly, or use it in any way, either during the term of this Agreement or at any later time, except as required in the course of your employment or by law. All files, records, documents, drawings specifications and similar items relating to the business of the Company, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company (except in the performance of your responsibilities) under any circum-stances and shall be immediately returned upon cessation of your employment.

10. Relocation: The Company will reimburse you for all reasonable and necessary expenses incidental to moving your household goods and personal belongings from your current residence, including reimbursement for legal and real estate expenses incurred in the sale of your current residence.

11. Severance: It is understood that the employment relationship may be terminated with or without Cause (defined below), by either party at any time. However, should the company terminate the employment relationship without Cause at any time during your employment with the Company, the Company will continue to pay you your then current base annual salary

     (the "Severance Salary") for one year subsequent to the date of termination (the "Continuation Period") in equal weekly or biweekly installments less the usual deductions, plus all accrued vacation pay, so long as you remain unemployed during the Continuation Period. However, should you obtain employment during the Continuation Period at an annual salary equal to or greater than the Severance Salary, the Company's obligation to pay the then remaining installments of the Severance Salary shall end. On the other hand, should you obtain employment during the Continuation Period at a salary less than the Severance Salary, the Company's obligation to pay the remaining installments of the Severance Salary shall continue until the end of the Continuation Period but at a reduced amount equal to the difference between the Severance Salary and the lesser salary.

               a) As used herein, the term "Cause" shall mean your (i)
                  willful and repeated failure to comply with reasonable directives of superior corporate officers; or (ii) inability to perform your duties under this Agreement because of physical or mental illness or injury for more than one hundred eighty (180) consecutive days in any period of twelve (12) consecutive calendar months; or (iii) willful misconduct in performance of company duties, resulting in damage or loss to Company, or its related or affiliated companies; or (iv) addiction to alcohol or drugs that have not been medically prescribed for use, which addiction shall require medical confirmation by a licensed physician.

12. While employed at Corporate Headquarters, you will work a 4-day week; in the event you travel to international operations or other locations, you will be expected to adjust your schedule to that of the visited company or location. Only with written permission of the Company will you be allowed to provide services of a business nature directly or indirectly to any person or organization other than the Company during your employment.

Suzanne, I hope you are as excited as we are about HCA's growth potential. Your position is integral to making our growth in sales and profitability come about and I look forward to your contribution and involvement.

This offer expires one week from the date below. Please countersign below, confirming your start date, and return this letter to me at our corporate office so that we may process your paperwork.

If you have any questions, please feel free to contact me. We look forward to your joining us at HCA.

Sincerely,

HOSIERY CORPORATION OF AMERICA

/S/ John F. Biagini                      7/30/96
------------------------            ------------------
John F. Biagini                             Date

JFB/lbs


I intend to start employment on            8/5/96
                                       --------------
                                            Date

/S/  Suzanne M. Roper                      7/31/96
----------------------              -------------------
Suzanne M. Roper                            Date